SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: May 25, 2005

CORTLAND BANCORP

(Exact name as specified in its charter)

Ohio	000-13814	34-1451118
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number	Identification No.)

194 West Main Street, Cortland, Ohio 44410
(Address of principal executive officer, including Zip Code)

Registrant’s telephone number, including area code: (330) 637-8040

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The shareholders of Cortland Bancorp were asked to approve the form and use of Director Indemnification Agreements at the annual meeting held April 12, 2005. The shareholders approved the proposal by the affirmative vote of a majority of the shares issued and outstanding, excluding the shares held and voted by directors. On May 24, 2005, Cortland Bancorp and the following Directors entered into the Indemnification Agreements as approved:

Rodger W. Platt, Chairman
Jerry A. Carleton
David C. Cole
Lawrence A. Fantauzzi
George E. Gessner
James E. Hoffman, III
Neil J. Kaback
K. Ray Mahan
Richard B. Thompson
Timothy K. Woofter

Item 2.02 Results of Operations and Financial Condition.

At a meeting on May 24, 2005, The Board of Directors of Cortland Bancorp declared a quarterly dividend of $0.22 per share payable July 1, 2005 to shareholders of record as of the close of business on June 10, 2005.

Exhibit 99 — Press Release dated May 25, 2005.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On May 24, 2005, the Board of Directors of Cortland Bancorp (the Company), approved a management succession plan in preparation for the planned retirement of its President, Chief Executive Officer (CEO), and Chairman, Rodger W. Platt, on or about November 1, 2005. Mr. Platt, who will turn 70 in September, has served as President of the Company’s subsidiary bank, The Cortland Savings and Banking Company (the Bank), since April of 1976, and as President and CEO of the Company since its formation in June of 1984. Mr. Platt has been Chairman of the Board for both the Company and its bank subsidiary since November of 1987. Upon retirement, he will become an Emeritus member of the Board of Directors, continue to attend Board meetings, and remain a valuable resource to executive management as a consultant. Terms of the consulting agreement have not yet been finalized.

     K. Ray Mahan, age 65 and a member of the Bank’s Board of Directors since 1976, and the Company’s Board of Dirtectors since its inception in June 1984, has been named to succeed Mr. Platt as Chairman of the Board. Mr. Mahan currently serves as chairman of the Audit Committee, and is a member of the Company’s Nominating Committee.

     Lawrence A. Fantauzzi, age 57 and Senior Vice President of the Bank since April 1996, as well as Controller, Chief Financial Officer and Secretary-Treasurer of both Cortland Bancorp and The Cortland Savings and Banking Company, has been designated to succeed Mr. Platt as President and CEO of The Cortland Savings and Banking Company and President and CEO of Cortland Bancorp. Mr. Fantauzzi has served as Chief Financial Officer since 1992, as a member of the Board of Directors since February of 1999 and has been with the Bank since November of 1985. Mr. Fantauzzi is a graduate of Carnegie Mellon

University in Pittsburgh, Pennsylvania where he earned both a Bachelor of Science and Master of Science in management and administration.

     James M. Gasior, age 45 and Senior Vice President since April 1996 of The Cortland Savings and Banking Company, as well as Chief of Administration and Lending of Cortland Bancorp and Chief Lending Officer for the Bank since April of 1999, will succeed Mr. Fantauzzi as Chief Financial Officer for both the Bank and the Company, and will succeed Mr. Platt as a member of the Board of Directors. Mr. Gasior previously served as Chief Operations Officer from March of 1996 through April of 1999 and as Operations Officer from June 1993 through March 1996. He was Internal Auditor for the Company’s bank subsidiary from March of 1990 to June of 1993. A Certified Public Accountant, Mr. Gasior is a graduate of Youngstown State University.

     Craig Phythyon, age 43 and Vice President — Assistant Controller of the Bank since 2002 and Assistant Vice President — Assistant Controller since 1997, will serve as Senior Vice President — Chief Investment Officer. Mr. Phythyon has been with the Bank since 1985 and is a graduate of Penn State University where he earned a Bachelor’s degree in Finance.

     Danny L. White, age 53 and Vice President — Manager Commercial Loans of the Bank since 1999, will serve as Senior Vice President — Chief of Lending and Business Development. Mr. White has been with the Bank since 1976 after earning a Bachelor’s degree in Business Administration at Youngstown State University.

     Timothy Carney, age 40 and the Bank’s Senior Vice President and Chief Operations Officer since May of 1999, and Stephen A. Telego, Sr., age 52 and Senior Vice President of the Bank since 1998 and Director of Human Resources and Corporate Administration since 1996, complete the Executive Management team. Mr. Carney, who earned his degree in Accounting at Youngstown State University, joined the Bank in October of 1993. Mr. Telego is also a graduate of Youngstown State University, earning a Bachelor of Science in Business Administration. Mr. Telego’s employment with the Bank commenced in October of 1989.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORTLAND BANCORP
By:	/s/ Rodger W. Platt
Rodger W. Platt, Chairman and President

Date: May 25, 2005